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FOR IMMEDIATE RELEASE:                                                CONTACTS:
October 2, 2000                                                     News Media:
                                                                    -----------
                                             Michael J. McGarry  (703) 561-6063
                                                           Financial Community:
                                                           -------------------
                                               Thomas L. Hughes  (703) 561-6001

COLUMBIA ENERGY GROUP SELLS POWER GENERATION SUBSIDIARY TO ORION POWER HOLDINGS

         HERNDON, Va., October 2, 2000 - Columbia Energy Group announced today that it has agreed to sell Columbia Electric Corporation, a wholly owned subsidiary, to Orion Power Holdings for approximately $200 million. The sale does not include Columbia's membership interests in four Qualifying Facilities located in Texas, New Jersey, and Maine. Columbia Electric develops and operates natural gas fueled power generation facilities.

         The sale of Columbia Electric includes two power generation facilities currently under construction. Those projects are The Liberty Electric Project, an approximately 568 megawatt (MW) facility located in Eddystone, Pa., and the Ceredo Electric Generation Station, an approximately 500 MW peaking project located in Wayne County, W. Va. Also included are several projects in various stages of development in both the ECAR and PJM regions. ECAR and PJM are major regional electrical grids.

         The transaction, subject to approval under the Hart-Scott-Rodino Act and other conditions, is expected to close by mid-December 2000. Morgan Stanley Dean Witter advised Columbia Energy Group on the transaction.

         Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with assets of approximately $7 billion. Its operating companies engage in nearly all phases of the natural gas business, including exploration and production, transmission, storage and distribution, propane and petroleum product sales, and electric power generation. Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.

         Orion Power Holdings, Inc., based in Baltimore, Maryland, is an independent electric power generating company formed in March 1998 to acquire, develop, own and operate power-generating facilities in the newly deregulated wholesale markets throughout the United States and Canada. Since its inception, Orion Power Holdings has invested more than $3 billion in 81 power plants with a total capacity of 5,396 megawatts.

This press release contains "forward-looking statements" within the meaning of the Federal securities laws, including statements concerning Columbia's, Columbia Electric's, and Orion Power's plans, objectives and expected performance. There can be no assurance that actual results will not differ materially due to various factors, many of which are beyond the control of the companies, including, but not limited to, market conditions and competition.



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